Exhibit 99.1

Neuronetics Announces Appointment of Robert Cascella to its Board of Directors

MALVERN, Pa., April 1st, 2021 (GLOBE NEWSWIRE) — Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced the appointment of Robert A. Cascella to its Board of Directors, effective immediately. Following his appointment, the Neuronetics’ Board of Directors now has eight members.

“I am very pleased to have a leader of Rob’s quality and experience join Neuronetics’ Board of Directors,” said Keith Sullivan, President and Chief Executive Officer of Neuronetics, Inc. “His history of value creation in healthcare uniquely qualifies him to help guide Neuronetics as we continue to build upon our market leadership position.”

Mr. Cascella brings more than three decades of leadership experience within the healthcare sector. He joined Royal Philips NV in 2015 and currently serves as a Special Advisor to the Company. Prior to this advisory role, Mr. Cascella served as Executive Vice President and Strategic Business Development Leader and member of the Executive Committee at Philips. Mr. Cascella has also held several other leadership roles at Philips, including Chief Business Leader for the Precision Diagnosis Segment, and Chief Business Leader of the Diagnosis and Treatment Segment. Prior to joining Philips, Mr. Cascella spent 11 years at Hologic, serving as President and then later as Chief Executive Officer. He also currently serves on the Board of Directors of Celestica Inc. and Metabolon, Inc.

“I’m honored and excited to join Neuronetics Board of Directors,” said Mr. Cascella “NeuroStar Advanced Therapy for Mental Health is a compelling and effective treatment alternative for patients suffering from psychiatric disorders. The Company has proven technology, a strong market position and an exceptional team in place to execute its long-term growth strategy. Throughout my career, I have been committed to bringing technologies to market that made a meaningful difference in the quality of life for patients. I’m looking forward to bringing this perspective to the Board and help advance NeuroStar to better support our customers, partners, and most importantly our patients.”

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Its commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood. The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode. NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance. Additional information can be found at www.neuronetics.com.

Investor Contact:

Mike Vallie or Mark Klausner

Westwicke Partners

443-213-0499

ir@neuronetics.com

Media Contact:

Chelsey Manko

Vault Communications

610-455-2778

cmanko@vaultcommunications.com